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Appendix C - Code of Ethics
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                                                                       Form A

                                 JARDINE FLEMING



                   JARDINE FLEMING INTERNATIONAL MANAGEMENT INC.

                         JARDINE FLEMING INDIA FUND, INC.

                     JARDINE FLEMING CHINA REGION FUND, INC.







                                CODE OF ETHICS






           Approved January 20, 2000 (Jardine Fleming India Fund Inc.) Approved February 10, 2000 (Jardine Fleming China Region Fund Inc.)
    Approved February 23, 2000 (Jardine Fleming International Management Inc.)



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                                TABLE OF CONTENTS

                                                                         Page


I.     INTRODUCTION........................................................1

       A. General and Authorization........................................1
       B. Definitions......................................................1
       C. Legal Requirement................................................3
       D. Purpose of the Code..............................................3
       E. Compliance with Code of Ethics...................................3
       F. Application of Code of Ethics....................................4
       G. Statement of General Fiduciary Principles........................4
       H. Front Running....................................................4
       I. Questions Regarding the Code.....................................4

II.    CONFIDENTIALITY AND INSIDE INFORMATION..............................5

       A. General..........................................................5
       B. "Insider Trading" Doctrine.......................................5
       C. When is Information Confidential and Non-Public or Material?.....5
       D. Procedures Regarding Confidential Information....................6
       E. Trade Secrets....................................................6

III.   CONFLICTS OF INTEREST AND BUSINESS ETHICS...........................7

       A. General..........................................................7
       B. Outside Activities...............................................7
       C. Personal Finance.................................................7
       D. Gifts and Entertainment..........................................7

IV.    PERSONAL ACCOUNT TRANSACTIONS BY COVERED PERSONS....................9

       A. General..........................................................9
       B. Initial and Annual Disclosure of Personal Securities Holdings...10
       C. Transactions in Stock of a Fund.................................10
              Basic Principles............................................10
              Prior Clearance.............................................10
              Internal Reporting..........................................11
              Governmental Reports........................................11
       D. Liability for Short Swing Profits...............................11
       E. Transactions in Securities Eligible for Investment by a Fund....11
              General.....................................................11
              Prior Approval..............................................12
              Transactions Exempt from Prior Approval Requirements........12
              Prior Approval Procedure....................................13
              Reasons for Disallowing Proposed Transactions...............13
       F. Dealing with Clients............................................14
       G. New Issues......................................................14

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                                TABLE OF CONTENTS
                                    (continued)

                                                                         Page


       H. Private Placements..............................................14

V.     QUARTERLY REPORTS OF SECURITIES TRANSACTIONS.......................15

       A. Who Must Report.................................................15
       B. Transactions That Must be Reported..............................15
       C. Transactions Exempt from Reporting..............................15
       D. Reporting by Independent Directors of a Fund....................15
       E. Reporting Procedures............................................16

VI.    STANDARD OF CONDUCT FOR JFIMI PORTFOLIO TRANSACTIONS...............17

VII.   TRADING GUIDELINES FOR ACCOUNTS UNDER INVESTMENT MANAGEMENT BY
       JFIMI..............................................................18

       A. Establishment of Guidelines.....................................18
       B. No Favouritism..................................................18
       C. Transactions with Other Managed Accounts and Affiliates.........18
       D. Selection of Dealers............................................18
       E. Block Purchases.................................................18
       F. Prohibition Against Trading Based upon Confidential Information.18

VIII.  RECORDS............................................................20

IX.    CODE VIOLATIONS....................................................21

ANNEX A        The Compliance Officer....................................A-1

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I.  INTRODUCTION

    A. GENERAL AND AUTHORIZATION. This Code of Ethics sets forth the policies and procedures applicable to officers, directors, employees and certain other related persons of JFIMI and the Funds, regarding business ethics, confidentiality and trading in securities. These policies and procedures are mandatory and are designed to protect the business interests of JFIMI and its clients, including the Funds, and the shareholders of the Funds.

    This Code of Ethics has been approved by a majority of the directors of the Funds and JFIMI, including a majority of the Independent Directors of each Fund, and they have received a Certification from JFIMI and the Funds that each of them have adopted procedures necessary to prevent Covered Persons from violating this Code of Ethics. All material changes to this Code of Ethics will be presented to the directors of JFIMI and the Funds for approval as soon as practicable, but in no event later than six months after they are made. At least annually, the directors of JFIMI and each Fund will review a written report to be submitted by the Compliance Officer which will include (i) a description of any issues arising under this Code of Ethics or procedures related to it since the last such report including information about material violations and sanctions imposed in response to violations and
(ii) a certification from JFIMI and the Funds that each of them have adopted procedures necessary to prevent Covered Persons from violating this Code of Ethics.

    B. DEFINITIONS. The following defined terms have the meanings assigned to them below.

         1940 ACT. The U.S. Investment Company Act of 1940, as amended from time to time.

         ACCESS PERSON. Each director, officer or Advisory Person of a Fund and each director, officer or Advisory Person of JFIMI.

         ADVISORY PERSON. Any Seconded Individual and any natural person in a control relationship to a Fund or JFIMI who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security.

         COMPLIANCE OFFICER. The personnel of the Jardine Fleming compliance department designated as such from time to time as the Compliance Officer with respect to this Code of Ethics. A list of such personnel is included in Annex A.

         COVERED PERSONS. (i) Each officer and each employee of JFIMI and the Funds, (ii) Personnel of Related Entities, (iii) Non-Affiliated Directors of JFIMI and (iv) Independent Directors of the Funds. In the case of an individual, the term includes an individual's spouse, minor children and any other member of the individual's immediate family who resides with the individual. A list of Covered Persons of JFIMI and of each of the Funds may be obtained from the Compliance Officer.

         ELIGIBLE SECURITIES. All securities or investments eligible for purchase or sale by a Fund as set out in the Fund's Prospectus that MIGHT be recommended to or purchased for clients of JFIMI.


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         FUNDS. Jardine Fleming India Fund, Inc. and Jardine Fleming China
    Region Fund, Inc.

         INDEPENDENT DIRECTORS OF A FUND. Those directors of a Fund who are not deemed to be "interested persons" of the Funds.

         INSIDERS. Officers and directors of JFIMI and each Fund.

         JARDINE FLEMING GROUP OF COMPANIES. Companies affiliated with Jardine Fleming Group, Ltd. A list of such companies may be obtained from the Company Secretary of Jardine Fleming Group, Ltd.

         JFIMI. Jardine Fleming International Management, Inc.

         JFIMI AFFILIATED PARTY. Any company that controls, is controlled by or is under common control with JFIMI.

         MANAGED ACCOUNT. Each account under investment management by JFIMI and each investment company registered with the SEC, including the Funds, to which JFIMI acts as an investment adviser.

         NON-AFFILIATED DIRECTORS OF JFIMI. Those directors of JFIMI who are neither officers nor employees of JFIMI or any JFIMI Affiliated Party.

         PERSONAL ACCOUNT TRANSACTION. Every securities transaction in which a Covered Person has any direct or indirect beneficial interest AND over which the Covered Person has direct or indirect control. This includes the right to acquire equity securities through the exercise of conversion of any derivative security, whether or not currently exercisable.

         PERSONNEL OF RELATED ENTITIES. Each director of JFIMI and the Funds affiliated with the Jardine Fleming Group of Companies and each Seconded Individual.

         SEC. The U.S. Securities and Exchange Commission.

         SECONDED INDIVIDUAL. Each person employed by any company within the Jardine Fleming Group of Companies (other than JFIMI or the Funds), or any company affiliated with such group, who is seconded as an employee or otherwise to JFIMI or to a Fund or who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any one of the Managed Accounts, or whose functions or duties relate to the making of recommendations with respect to the purchase or sale of securities by any one or more of such Managed Accounts. The Compliance Officer will maintain a list of all such personnel, which will be revised to reflect any changes on a timely basis.

         SECURITY HELD OR TO BE ACQUIRED. Any security which, within the most recent 15 days, (i) is or has been held by JFIMI, or any Managed Account, or (ii) is being or has been considered for purchase by JFIMI, or any Managed Account.


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    C. LEGAL REQUIREMENT. This Code of Ethics is adopted pursuant to the requirements of U.S. federal securities laws, in particular Section 15(f) of the Securities Exchange Act of 1934, as amended, Section 204A of the Investment Advisers Act of 1940, as amended, and Rule 17j-1 under the 1940 Act.

    D. PURPOSE OF THE CODE. This Code of Ethics was developed to provide guidance with respect to the policies and procedures set forth herein and, in particular, to:

    (a) guard against the possibility of a transaction occurring that the SEC or other regulatory bodies would view as illegal, such as Front Running (as defined in subpart (H) below):

    (b) avoid situations where it might appear that JFIMI or the Funds or any of their officers, directors or employees had personally benefited at the expense of a client or Fund shareholder or had taken inappropriate advantage of their fiduciary positions; and

    (c)  prevent the misuse of material, non-public information.

    Officers, directors and employees of JFIMI and the Funds are urged to consider the reasons for the adoption of this Code of Ethics. The reputation of JFIMI and the Funds could be adversely affected as the result of even a single transaction considered questionable in light of the fiduciary duties of JFIMI and the Independent Directors of the Funds.

     E. COMPLIANCE WITH CODE OF ETHICS. Compliance with the provisions of this Code of Ethics is considered a basic condition of employment. Failure to comply with the policies and procedures included in this Code of Ethics may result in civil and criminal liabilities, penalties or fines under U.S. law, imprisonment, legal prohibition against further employment in the U.S. securities industry and dismissal from employment for cause. Dismissal for cause may result in the loss of certain benefits from JFIMI, the Funds or any other company within the Jardine Fleming group of companies by which the affected individual is employed. In addition, any profit realised from a transaction which is deemed to be in violation of this Code of Ethics may be required to be disgorged, and violators may be subject to other disciplinary actions. All Access Persons will be required to certify annually that they have read about and understood this Code of Ethics and recognize that they are subject hereto. Further, Access Persons will be required to certify annually that they have complied with the requirements of this Code of Ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

    F. APPLICATION OF CODE OF ETHICS. This Code of Ethics applies to all Covered Persons to the extent described below.

    - Category A: Each officer and each employee of JFIMI and the Funds and Personnel of Related Entities. Personnel of JFIMI and the Funds and Personnel of Related Entities are subject to this Code of Ethics in its entirety.


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    -  Category B: Non-Affiliated Directors of JFIMI and Independent
       Directors of the Funds.

    Non-Affiliated Directors of JFIMI and Independent Directors of the Funds are subject to all of Parts I, II, V, VI, VIII and IX and Part IV (A), (C),
(D) and (F) of this Code of Ethics. They are exempt from Part III and Part IV
(B), (E), (G) and (H) of this Code of Ethics.

    G. STATEMENT OF GENERAL FIDUCIARY PRINCIPLES. The following general fiduciary principles have been adopted with respect to the personal investment activities of all Covered Persons:

    - The interests of JFIMI's clients and the Fund's shareholders must come first;

    - All personal account transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and

    - Covered Persons should not take inappropriate advantage of their positions.

    H. FRONT RUNNING. Front Running is illegal. It is generally defined in the context of investment management as the purchase or sale of a security by an officer, director or employee of an investment adviser or fund in anticipation of and prior to the adviser or fund effecting similar transactions for its client or the fund in order to take advantage of, or avoid the consequences of, changes in market prices resulting from the client's or the fund's transactions.

    I. QUESTIONS REGARDING THE CODE. Questions concerning the interpretation or application of the policies and procedures set forth in this Code of Ethics should be addressed to the Compliance Officer. All Covered Persons are encouraged to seek advice with respect to any action or transaction which could be regarded as violating this Code of Ethics and to refrain from any action or transaction which might lead to the appearance of a violation.


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II.   CONFIDENTIALITY AND INSIDE INFORMATION

      A. GENERAL. Confidential information is known by virtually every Covered Person. Examples of confidential information include information concerning the (i) securities transactions of the Funds, or another JFIMI Managed Account, before they are executed; (ii) policies of the Funds or other JFIMI Managed Accounts derived from confidential communications; and
(iii) the operations or condition of the Funds or any other
JFIMI Managed Account. No confidential information should be used by any Covered Person for any direct or indirect personal benefit during the term of such Covered Person's relationship with JFIMI or a Fund and after such relationship has ended. This restriction applies regardless of the source of such information.

      B. "INSIDER TRADING" DOCTRINE. Confidential information includes "material, non-public information" about securities, investments, future events and other matters that can affect the value of an investment. The U.S. securities laws generally prohibit any person from:

      - trading in a security while in possession of material, non-public information regarding the security;

      -   tipping such information to others;

      - recommending the purchase or sale of securities while in possession of such information; and

      -   assisting someone who is engaged in any of the above activities.

      The "insider trading" doctrine is applicable when the trading or tipping in question results in a breach of a duty of trust or confidence. The situations in which a person can trade while in possession of material non-public information without breaching a duty are so complex and uncertain that the only safe course is not to trade, tip or recommend securities while in possession of material, non-public information. It is accordingly the policy of JFIMI and each of the Funds to prohibit any Covered Person, while in the possession of material, non-public information, from trading securities or recommending transactions, either personally or in a proprietary account for JFIMI or a Fund, or on behalf of others, or communicating material, non-public information about the securities in question to others in violation of the securities laws of the United States or any other country that has jurisdiction over the activities of such Covered Person.

      C. WHEN IS INFORMATION CONFIDENTIAL AND NON-PUBLIC OR MATERIAL? In general, any information received from any source (whether in the course of employment or otherwise) that a Covered Person does not know to have been publicly disseminated should be considered by such Covered Person to be confidential, non-public information. A Covered Person should not regard information as having been publicly disseminated unless he or she can point to some fact or event demonstrating that the information is generally available, such as disclosure of the information in a press release, in daily newspapers or in public disclosure documents such as a prospectus. Confidential information may be related to

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JFIMI or its personnel or its clients, a Fund, a Fund's personnel or shareholders or other business or governmental entities.

      Confidential, or non-public, information is considered to be material if it is the type of information on which reasonable investors rely in making purchase or sale decisions. Close cases should be resolved in favour of a finding that information is material.

      D. PROCEDURES REGARDING CONFIDENTIAL INFORMATION. Confidential information should never be disclosed to any outsider (including any relative, friend or acquaintance of a Covered Person). Caution is to be taken against making even casual remarks that might disclose confidential information or allow the appearance of such disclosure. Case should be exercised in discussing confidential matters in elevators, at restaurants or in other places where outsiders may be present or where unauthorised personnel could obtain confidential information they should not have. Unnecessary copying of confidential documents should be avoided, and documents containing confidential information should not be displayed in elevators or left in conference rooms, on desks or in other locations where they may be seen by outsiders or by unauthorised personnel.

      E. TRADE SECRETS. All computer programs, investment methods and techniques, trade secrets and other confidential information developed, created or obtained by or with the assistance of any Covered Person during his or her relationship with JFIMI or a Fund is the property of JFIMI or the applicable Fund, and no Covered Person has or may exercise any ownership or other rights or interest in any such property or information. A Covered Person may not use any trade secrets, property, or such confidential information during the course of any future employment. Upon termination of a Covered Person's relationship with JFIMI or a Fund, such Covered Person should return all trade secrets, property, and confidential information he or she may possess to the Compliance Officer.

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III.  CONFLICTS OF INTEREST AND BUSINESS ETHICS

      A. GENERAL. The purpose of the following is to ensure that the interests of the Fund's shareholders, JFIMI's Managed Accounts (in particular the Funds) and the interests of JFIMI in general come before what might, in any circumstances, be construed as a Covered Person's own outside interests or benefits.

      Conflicts of interest, the potential for conflicts and any event that gives rise to an appearance or a conflict are to be avoided. A Covered Person's direct or indirect interest in a supplier, creditor, debtor or competitor may conflict with the interests of JFIMI or a Fund. A conflict may occur when a Covered Person (i) is also employed by another firm, directly or as a consultant or independent contractor; (ii) has a direct financial interest in another firm; (iii) has an immediate family financial interest in another firm; or (iv) is a director, officer or partner of another firm. In no way should a Covered Person's decisions about the best interests of JFIMI or a Fund or any other JFIMI Managed Account be compromised or appear to be compromised by his or her investments or other interests. Because questions of proper business ethics and conflicts of interest are often difficult to discern and to resolve, in the event of any doubt, a Covered Person should consult with the Compliance Officer prior to acting.

      B. OUTSIDE ACTIVITIES. Covered Persons are encouraged to engage in worthy activities for their community or personal development. No such activities, however, should be allowed to impair the working efficiency or responsibilities of the individual. Covered Persons may from time to time be asked to serve as directors or advisors or in other forms of participation in other companies or organisations. Because such commitments can involve substantial responsibilities and potential conflicts of interest or the appearance of such conflicts, no such position should be accepted by an individual without the prior approval of the Compliance Officer.

      C. PERSONAL FINANCE. In addition to the limitations regarding investments in securities eligible for purchase by a Fund (as described in Part IV), Covered Persons are prohibited from having a direct or indirect interest or investment in any dealer, broker or other current or prospective supplier of goods or services from which the Covered Person might materially benefit or appear to benefit as a consequence of the activities or relationship of JFIMI or the applicable Fund with the entity. One gauge of materiality would be if JFIMI's or a Fund's current or future activities or relationship with a given entity might materially affect the economic prospects of that entity.

      Covered Persons are expected to conduct their personal finance and investments in a prudent manner. Obviously, there would be a risk to the reputation of JFIMI and the Funds, as well as an impairment of productivity because of emotional factors, if a Covered Person were to become financially embarrassed.

      D. GIFTS AND ENTERTAINMENT. No Covered Person should accept a substantial gift or excessive entertainment from any dealer or broker, customer or supplier or from any person or company seeking favour or business with JFIMI or a Fund. This policy also covers the enjoyment or use of property or facilities for weekends, vacations, trips, dinners and the like. This policy does not apply to dinners, sporting events and other activities which are a normal

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part of a business relationship. However, if a Covered Person engages in such activities to excess, conflict of interest questions can arise. Naturally, every effort should be made to refuse acceptance of a gift or entertainment as gracefully as possible. The existence of this policy can be cited as the reason for refusing such gifts of entertainment.

      The above standards for the acceptance of substantial gifts or excessive entertainment apply with equal force to the entertainment of others by Covered Persons, especially personnel of brokers and dealers.

      Acceptance of even nominal gifts and modest entertainment from dealers or brokers or others seeking favour from a Covered Person or from JFIMI or the Funds should be discouraged where possible. All Covered Persons are required to comply with the provisions of the JF Staff Code of Conduct relating to personal benefits, included in the Jardine Fleming Investment Management Compliance Procedures Manual, as in effect from time to time.

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IV.  PERSONAL ACCOUNT TRANSACTIONS BY COVERED PERSONS

     A. GENERAL. Each person employed by a member of the Jardine Fleming Group of Companies is subject to staff dealing rules, a copy of which was provided to each affected person upon the commencement of his or her employment by a company in the Jardine Fleming Group and which are incorporated by reference into this Code of Ethics. The following provisions are applicable to all Covered Persons and, with the exception of the Non-Affiliated Directors and Independent Directors, are intended to supplement such staff dealing rules. In the event of a conflict with such staff dealing rules, the following provisions will apply.

     Each Covered Person in Category A shall effect all transactions through the appropriate Jardine Fleming trading desk. Exceptions may be granted to any Covered Person on a case-by-case basis where good cause is demonstrated, but only in cases where the applicable third-party broker is approved by the Compliance Officer and agrees to provide duplicate contract notes, confirmations or other similar evidences of transactions and periodic statements to the attention of the Compliance Officer.

     Except as specifically provided, the following provisions apply to every personal account transaction. In general, a Covered Person is considered to have a direct or indirect beneficial interest ("BENEFICIAL INTEREST") in securities if the securities are:

     -  held in his or her name;

     - held in the name of a member of his immediate family who resides with him;

     - held by a trust for which the Covered Person acts as trustee, if at least one trust beneficiary is a member of the person's immediate family;

     - held by a trust of which the Covered Person is a beneficiary where the trustee does not exercise exclusive investment control;

     - held by a general or limited partnership of which the Covered Person is a general partner;

     - held by a general or limited partnership of which the Covered Person is a limited partner, if he or she has some control over portfolio securities held by the partnership; or

     - held by any entity or other person (including a partnership, corporation or trust) if the Covered Person makes the investment decisions for that entity or person.

     If a Covered Person is involved in any investment accounts enumerated above which the Covered Person believes should not be subject to the prior approval or reporting requirements of this Code of Ethics, a request for clarification or exemption may be submitted in writing to the Compliance Officer. An example of this type of situation may be


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where a Covered Person has a direct or indirect beneficial interest in an account, but has no direct or indirect control over the investment management process. Any such request for clarification or exemption should name the account, the interest of the Covered Person in such account, the person or firms responsible for its management, and the basis upon which the exemption is being claimed.

     B. INITIAL AND ANNUAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS. Each Covered Person in Category A must on commencement of employment or appointment (no later than 10 days after the starting date), and thereafter as of the first day of each calendar year, disclose in writing all securities holdings in which he or she is considered to have any direct or indirect beneficial ownership and control and the names of any broker, dealer or bank with whom he or she maintains an account in which any such securities are held. The information in each annual report must be current as of a date no more than 30 days before the date that the report is submitted by the Covered Person. A form, the content of which is incorporated by reference into this Code of Ethics, for both initial and annual reports will be provided upon commencement of employment or appointment and in advance of the annual reporting deadline by the Compliance Officer. Completed forms must be returned to the Compliance Officer by the appropriate deadline. The Compliance Officer shall identify and maintain a list of all Covered Persons in Category A required to make reports at commencement of employment and annually.

     C.  TRANSACTIONS IN STOCK OF A FUND.

     BASIC PRINCIPLES. As more fully described in Part II, no Covered Person of JFIMI or a Fund should purchase or sell any stock of such Fund if he or she is aware of any material, non-public information relating to such Fund.

     Generally, all Covered Persons of JFIMI or a Fund should refrain from purchasing or selling any stock of such Fund during the period from the third business day following the end of a reporting period (I.E., the end of the Fund's financial year and financial half year), or such other date as the Secretary of the applicable Fund may from time to time determine, until the third business day after such Fund publicly releases information concerning its earnings and portfolio holdings.

     PRIOR CLEARANCE. All Covered Persons of a Fund are required to obtain approval prior to effecting any transaction (including gifts) involving such Fund's stock; Covered Persons of JFIMI are required to obtain approval prior to effecting any transaction (including gifts) involving either Fund's stock. Except as provided below, all requests for approval should be made in writing to the Compliance Officer, who will send a copy to the Secretary of the applicable Fund. Prior approval of transactions in a Fund's stock granted by the Compliance Officer is effective for five business days from and including the date the clearance is granted, UNLESS (i) advised to the contrary by the Compliance Officer prior to the proposed transaction; or (ii) the person receiving the approval comes into possession of material, non-public information concerning the Fund and is therefore prohibited from trading. If the proposed transaction is not executed within this time period, a new approval must be obtained. Any Covered Person who is subject to staff dealing rules promulgated by any member of the Jardine Fleming group of companies shall be deemed to have complied with

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the requirements of this paragraph if such Covered Person receives prior approval of a transaction in the Fund's stock in accordance with the provisions of the staff dealing rules applicable to such Covered Person.

     INTERNAL REPORTING. Covered Persons in Category B must notify the Compliance Officer (who will notify the Secretary of the applicable Fund) immediately after the execution of each personal securities transaction in stock of a Fund.

     GOVERNMENTAL REPORTS. Insiders are subject to the requirements of
Section 16 of the Securities Exchange Act of 1934 and Section 30(f) of the 1940 Act. All Insiders are required to file reports with the SEC disclosing their beneficial ownership of the applicable Fund's stock.

     - FORM 3. The initial ownership report by an Insider is required to be filed on Form 3. This report must be filed within 10 days after a person becomes an Insider (I.E., is elected as an officer or director or becomes a beneficial owner of greater than 10 percent of a Fund's stock). Following the election or appointment of an Insider, the Compliance Officer will deliver to the Insider a Form 3 for appropriate signature and will file such Form with the SEC and provide a copy to the Secretary of the applicable Fund.

     - FORM 4. Any change in the Insider's ownership of the applicable Fund's stock must be reported on Form 4. The Form 4 is due by the 10th day following the end of the month in which the ownership change occurred. Following receipt of the notice of execution of the transaction, the Compliance Officer will deliver to the Insider a Form 4 for appropriate signature and will file such Form with the SEC and provide a copy to the Secretary of the applicable Fund.

     - FORM 5. Any transaction or holding which is exempt from reporting on Form 4, such as option exercises, small purchases of stock, gifts, etc. may be reported on a deferred basis on Form 5 within 45 days after the end of the calendar year in which the transaction occurred. No Form 5 is necessary if all transactions and holdings were previously reported on Form 4.

     D. LIABILITY FOR SHORT SWING PROFITS. Any profit made by an Insider from any combination of a purchase and sale or sale and purchase of the Fund's stock beneficially owned, directly or indirectly, by such Insider within a period of less than six months, is presumed to be the result of inside information and subject to recapture by the Fund. This means that any two transactions of an "opposite" nature (I.E., a purchase and a sale) of the stock of a Fund within any six-month period, however unrelated, may lead to recovery by the Fund of any profit realised.

     E.  TRANSACTIONS IN SECURITIES ELIGIBLE FOR INVESTMENT BY A FUND.

     GENERAL. The following policy applies to purchases or sale by any Covered Person of JFIMI of all eligible securities, as well as contracts relating to eligible securities, such as derivative investments and hedging transactions. Covered Persons of a Fund are similarly restricted as to eligible securities for such Fund and contracts relating to such eligible securities.

     PRIOR APPROVAL. Each Covered Person must obtain prior approval for transactions in eligible securities and contracts relating to such eligible securities for his or her own account, or for an account in which a Covered Person has or derives a beneficial interest. If any Covered Person believes this broad definition of beneficial interest, in particular as it applies to relatives of a Covered Person, would pose a problem, he or she should discuss the situation with the Compliance Officer.

      Receiving prior approval does not relieve a Covered Person from conducting his or her personal account transactions in full compliance with
(i) all other provisions of this Code of Ethics, including the prohibition on trading while in possession of material, non-public information; and (ii) all applicable laws, including prohibitions on Front Running.

       TRANSACTIONS EXEMPT FROM PRIOR APPROVAL REQUIREMENTS. All transactions in eligible securities must receive prior approval except the following:

       -- OPEN-END FUNDS. Purchases or redemptions of shares or units of open-end investment companies, mutual funds and unit trusts (including Jardine Fleming managed units trusts).

       -- U.S. AND FOREIGN GOVERNMENT OBLIGATIONS. Purchases or sales or direct obligations of the U.S. or any other government.

       -- MONEY MARKET INSTRUMENTS. Commercial paper and other U.S. and foreign money market instruments (including those issued by a U.S. Government instrumentality or by a foreign government or bank).

       -- PRO RATA DISTRIBUTIONS. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights 50 received.

       -- MANDATORY TENDERS. Purchases and sales of securities pursuant to a mandatory tender offer.

       -- PAYROLL DEDUCTION PLANS. Purchases by a Covered Person's spouse pursuant to a payroll deduction plan, provided the Compliance Officer has been previously notified in writing that the spouse will be participating in the payroll deduction plan.

       -- EXERCISE OF STOCK OPTION OF CORPORATE EMPLOYER BY SPOUSE. Transactions involving the exercise by a Covered Person's spouse of a stock option issued by the corporation employing the spouse.

       -- SYSTEMATIC INVESTMENT PLANS. Purchases effected through a systematic investment plan involving the automatic investment of a set amount on predetermined dates, provided the Covered Person has given prior written notification to a senior officer of JFIMI, the applicable Fund, as appropriate, or the Compliance Officer that he or she will be participating in the plan.

       -- GIFTS. The giving of or receipt of a security as an unsolicited gift.

       PRIOR APPROVAL PROCEDURE. Except as provided below, each proposed transaction in eligible securities or contracts relating to eligible securities should be submitted for approval orally to the Compliance Officer. The Compliance Officer will be responsible for processing all such requests, will enter on a standard log the following information: (i) the date and time of the request,; (ii) the person making the request; (iii) the name of the security; (iv) the number of securities or amount of debt involved; (v) the nature of the transaction; (vi) whether the request was approved or disapproved; (vii) if rejected, the reason therefor; and (viii) if approval was granted pursuant to an exemption, the reason the exemption was given. Approval or disapproval will be given as quickly as possible by the Compliance Officer on a standard form documenting the request and its approval/disapproval. The requesting person will receive the original of the form for recordkeeping purposes. Any Covered Person who is subject to staff dealing rules promulgated by any member of the Jardine Fleming group of companies shall be deemed to have complied with the requirements of this paragraph if such Covered Person receives prior approval of a transaction in eligible securities or contracts relating to eligible securities in accordance with the provisions of the staff dealing rules applicable to such Covered Person.

       Each Covered Person is responsible for making certain that the Compliance Officer is notified as to the settlement details of each transaction effected otherwise than through the appropriate Jardine Fleming trading desk, including date, price and name of executing bank, broker or dealer, in any securities accounts for which the Covered Person is considered to have a beneficial interest and control.

        Prior clearance of a transaction is effective for three business days from and including the date the clearance is granted. If the proposed transaction is not executed within this time, a new clearance must be obtained.

        REASONS FOR DISALLOWING PROPOSED TRANSACTIONS. A proposed transaction in eligible securities may be disapproved in the following situations:

  -- PENDING CLIENT ORDERS. Orders have been placed by JFIMI to purchase or sell the security

  -- PURCHASE AND SALES WITHIN SEVEN CALENDAR DAYS. At the discretion of the Compliance Officer a restriction may be imposed in the case of a particular security or market to the effect that a transaction in that security or market may be disallowed on the grounds that the security has been purchased or sold for or on behalf of a Fund within seven calendar days immediately prior to the date of the proposed transaction. For example, if a transaction on behalf of a Fund in that security occurs on a Monday, a Covered Person may not purchase or sell that security until the Tuesday of the following week. If all Managed Accounts have eliminated their holdings in a particular security, the seven day restriction is not applicable to a Covered Person's transactions in that security.

        -- PURCHASE AND SALE BEING CONSIDERED. The security is being actively considered for purchase or sale for the account of a client of JFIMI even though no order has been placed.

        F. DEALING WITH CLIENTS. A Covered Person (other than an Independent Director of a Fund) may not, directly or indirectly, sell to or purchase any security from a client of JFIMI, including securities of a Fund.

        G. NEW ISSUES. Access Persons may not directly or indirectly acquire beneficial ownership in securities which are the subject of an underwritten new issue without prior written approval of the Compliance Officer. In the case of an Access Person who is an officer, director or employee of JFIMI, or a Seconded Individual, and who, in connection with such person's regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of eligible securities by the Funds, such approval will not be given if either:


        -- the purchase prejudices or in any way is in conflict with the best interests of JFIMI's clients, including the Funds; or

        -- the purchase could be perceived as diverting to the personal benefit of such Covered Person and investment opportunity that should have been available to JFIMI's clients, including the Funds.

         H. PRIVATE PLACEMENTS. Access Persons may directly or indirectly acquire beneficial ownership in a private placement of securities, including the purchase of limited partnership interest only with prior written approval of the Compliance Officer. In considering such a request for approval, the Compliance Officer will determine whether the investment opportunity should be reserved for Managed Accounts, and whether the opportunity is being offered to the Access Person by virtue of his or her position with the JFIMI or a Fund.

         An Access Person who has received approval to invest in a private placement of securities and who, at a later date, anticipates participating in the investment decision process regarding the purchase or sale of securities of the issuer of that private placement by a Managed Account, must immediately disclose his or her prior investment in the private placement to the Compliance Officer.

V.   QUARTERLY REPORTS OF SECURITIES TRANSACTIONS

     A. WHO MUST REPORT. Each Access Person must make a quarterly securities transaction report. The Compliance Officer shall identify and maintain a list of all Access Persons who are under a duty to make quarterly reports and shall inform each such person of this duty.

INDEPENDENT DIRECTORS OF A FUND ARE INCLUDED IN THE DEFINITION OF ACCESS PERSON, BUT THE REPORTING OBLIGATIONS OF SUCH PERSONS ARE CONDITIONALLY LIMITED AS THEY ARE NOT "INTERESTED PERSONS" FOR THE PURPOSES OF THE 1940 ACT. REPORTING OBLIGATIONS APPLICABLE TO SUCH PERSONS ARE SET OUT SEPARATELY BELOW.

     B. TRANSACTIONS THAT MUST BE REPORTED. Except as otherwise noted herein, each Access Person must report each security transaction effected in the preceding quarter in which such Access Person has any direct or indirect beneficial interest.

     C. TRANSACTIONS EXEMPT FROM REPORTING. The following transactions are exempt from the reporting requirements.

     - OPEN-END FUNDS. Purchases or redemptions of shares or units of open-end investment companies, mutual funds and unit trusts (including Jardine Fleming managed unit trusts.)

     -     U.S. GOVERNMENT OBLIGATIONS. Direct obligations of the U.S.
           Government.

     - U.S. BANK CERTIFICATES OF DEPOSIT. Certificates of deposit issued by a bank organised under the laws of the United States or any other bank as defined under Section 2(a)(5) of the 1940 Act.

     -     BANKERS' ACCEPTANCES.

     - MONEY MARKET INSTRUMENTS. Commercial paper and other U.S. and foreign money market instruments (including those issued by a U.S. Government instrumentality or by a foreign government or bank).

     D. REPORTING BY INDEPENDENT DIRECTORS OF A FUND. An Independent Director of a Fund is not an "interested person" of the Fund within the meaning of
Section 2(a)(19) of the 1940 Act and is therefore subject to less onerous reporting requirements.

     An Independent Director of the Fund is required to include transactions in a security in his or her quarterly report only when such person knew, in the ordinary course of fulfilling his or her official duties should have known, that during the 15-day period immediately preceding or after the date of the transaction, such security was purchased or sold by a Fund or such purchase or sale by a Fund was considered by such Fund or JFIMI or any subsequent investment adviser of such Fund.

     E. REPORTING PROCEDURES. All reports must be filed with the Compliance Officer not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. A report must be filed for each quarter regardless of whether or not there have been any reportable transactions.

     Reports should be made either:

          FOR TRANSACTIONS CONDUCTED THROUGH JARDINE FLEMING TRADING DESKS-- by submitting a printout (the form of which is incorporated by reference into this Code of Ethics), signed by the reporting person, from the Jardine Fleming AS400 mainframe system (or such successor system) that reports all transactions conducted through the pertinent Jardine Fleming trading desk; or

          FOR TRANSACTIONS NOT CONDUCTED THROUGH THE APPROPRIATE JARDINE FLEMING TRADING DESKS, FOR REPORTS REFLECTING NO TRANSACTIONS AND FOR REPORTS REFLECTING THE OPENING OF A NEW BROKERAGE ACCOUNT-- on the form designated "Jardine Fleming International Management, Inc. Report of Personal Account Transactions", a copy of which is available from the Compliance Officer and which is incorporated by reference into this Code of Ethics.

     The Compliance Officer shall be responsible for reviewing the reports filed pursuant to this Code of Ethics, reporting to the President of the applicable Fund or JFIMI, as appropriate, any violation or apparent violation of this Code of Ethics and confirming with Access Persons that reports required hereby have been filed.

VI.  STANDARD OF CONDUCT FOR JFIMI PORTFOLIO TRANSACTIONS

     In connection with the purchase or sale, directly or indirectly, of a security held or to be acquired (as defined below) by JFIMI or any client of JFIMI, including a Fund, a Covered Person shall not:

     - employ any device, scheme or artifice to defraud JFIMI, or any client of JFIMI, including the Funds;

     - make to JFIMI, or any client of JFIMI, including the Funds, any untrue statement of a material fact or omit to state to JFIMI, or any client of JFIMI, including the Fund, a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

     - engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon JFIMI, or any client of JFIMI, including the Funds; or

     - engage in any manipulative practice with respect to JFIMI, or any client of JFIMI, including the Funds.

VII.     TRADING GUIDELINES FOR ACCOUNTS UNDER INVESTMENT MANAGEMENT BY JFIMI

      A. ESTABLISHMENT OF GUIDELINES. Guidelines shall be determined with respect to the investment policies of each Managed Account. These guidelines shall reflect the investment objectives and the risk preferences of the particular Managed Account, specifying among other considerations the type of securities which are eligible for purchase and their credit quality. All purchases and sales on behalf of each Managed Account shall comply with such guidelines.

      B. NO FAVOURITISM. No Managed Account shall be favoured with respect to the selection of securities, sale of securities, or timing of purchase or sale of securities over any other Managed Account. The method of allocating block purchases is discussed below.

     C. TRANSACTIONS WITH OTHER MANAGED ACCOUNTS AND AFFILIATES. No securities shall be sold to or purchased from one Managed Account by another Managed Account, and no securities shall be sold to or purchased from any JFIMI affiliate by any Managed Account, except as pursuant to Rule 17a-7 under the 1940 Act and the Resolutions and Procedures adopted in accordance therewith.

     D. SELECTION OF DEALERS. All securities purchased and sold for Managed Accounts shall be purchased from and sold to established securities dealers and shall be executed at the best price known to be available under the circumstances. No concessions on prices shall be made to any dealer by reason of services performed or goods supplied or offered to be performed or supplied.

     E. BLOCK PURCHASES. If at any time it is decided that the same securities shall be purchased or sold for one or more Managed Accounts, other than the Funds, in accordance with their respective investment guidelines, such securities shall, to the extent possible, be purchased or sold as a block, and such securities or the proceeds appropriately allocated to the respective Managed Accounts. If the aggregate amount of securities purchased or sold is for reasons of price or availability less than the initial amount desired, the actual amount of securities purchased or sold, to the degree it is feasible, shall be allocated among the Managed Accounts in approximate proportion to the initial amounts designated for such Managed Account, unless it is determined by a senior officer of JFIMI that it is in the best interests of such Managed Accounts to have a different allocation. Such purchases in the case of the Funds shall be effected in compliance with the rules and procedures applicable to SEC regulated Managed Accounts included in the Jardine Fleming Investment Management Compliance Procedures Manual.

          If the same securities have been selected for purchase and sale by a JFIMI affiliate as principal at the same time and at the same or comparable prices to those selected for the Managed Accounts, such securities shall be purchased or sold such that the Managed Accounts shall be allocated their full portion before any such securities are bought or sold.

     F. PROHIBITION AGAINST TRADING BASED UPON CONFIDENTIAL INFORMATION. No transactions may be executed by or on behalf of any Managed Account based upon any confidential information (including information concerning prospective securities transactions of any other Managed Accounts or any JFIMI Affiliate or any affiliate of either of the Funds.)

VIII.     RECORDS

          The Compliance Officer shall preserve in an easily accessible place:

           - This Code of Ethics and any Code of Ethics which has been superseded by this Code of Ethics;

           - A list of persons who, currently or within the preceding five years, are or were required to make reports pursuant to this Code of Ethics and any such predecessor thereof, or who are or were responsible for reviewing those reports;

           - A copy of each report made pursuant to this Code of Ethics and any such predecessor thereof within the preceding five years;

           - A record of any decision, including the reasons supporting the decision, to approve any request to acquire securities pursuant to sections IV.G. or IV.H. of this Code of Ethics within the preceding five years; and

            - A record of any violation of this Code of Ethics and any such predecessor thereof and any action taken thereon within the preceding five years.

          The Compliance Officer is responsible for maintaining records in a manner to safeguard their confidentiality. Each Covered Person's records will be accessible only to the Covered Person, the Secretary and the President of JFIMI or the applicable Fund, as appropriate, and to the Compliance Officer. Records will be maintained for five years. Each Covered Person is responsible for seeing that the records regarding his or her beneficial holdings and transactions in the stock of the Funds and eligible securities are correct and current. Each Covered Person may be asked periodically to verify the records.

IX.     CODE VIOLATIONS

          Any officer, director or employee of the Fund or JFIMI who discovers a violation or apparent violation of this Code of Ethics by any other person shall bring the matter to the attention of the President of the applicable Fund or JFIMI, respectively, or the Compliance Officer, who shall then report the matter to the Board of Directors of JFIMI. The Board of Directors of JFIMI shall determine whether a violation has occurred and, if it so finds, may impose or recommend such sanctions, if any, as it considers appropriate. Such sanctions may include suspension without pay, dismissal from employment for cause or any other sanction which such Board of Directors shall determine to be reasonable and proper. In determining the appropriate penalty, the Board of Directors of JFIMI shall take due account of the Disciplinary Code included in the Jardine Fleming Investment Management Compliance Procedures Manual. Any violation of this Code of Ethics with respect to trading activities on behalf of a Fund by an officer, director or employee of JFIMI or any Seconded Individual of JFIMI, together with any sanction or other penalty imposed by the Board of Directors of JFIMI, shall be timely reported to the Board of Directors of such Fund.

Muriel Sung and in her absence, John Watt and Winnie Chan of JFIM Compliance, or their alternates from Jardine Fleming Group Compliance Department.


                                      22